EXHIBIT 10.1

RETIREMENT AGREEMENT
THIS RETIREMENT AGREEMENT (the “Agreement”) is entered into as of September 12, 2016, by and between Columbus McKinnon Corporation, a Delaware corporation (the “Company”) and Timothy T. Tevens (the “Executive”).
RECITALS
WHEREAS, Executive is currently serving as the President and Chief Executive Officer (“CEO”) of the Company;
WHEREAS, Executive has announced that he intends to retire from his position;
WHEREAS, the Company desires (i) to incentivize the Executive to continue employment until a replacement CEO can be hired, (ii) for the Executive to provide for an orderly transition of his duties and responsibilities, and (iii) to restrict Executive from competing with the Company, soliciting the Company’s customers and employees, disparaging the Company or using confidential information following his retirement;
WHEREAS, Executive desires to assist the Company in realizing an orderly transition and agrees to the restrictions on competition, solicitation, non-disparagement, and confidential information contained herein as consideration for this Agreement; and
WHEREAS, in furtherance of the foregoing, the Executive and the Company have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to the Executive’s continued employment with the Company and the conclusion of that employment (other than as specifically provided in this Agreement).
NOW THEREFORE, in consideration of the covenants and mutual promises recited below and in particular the Covenants (as defined below) and Releases (as defined below), the parties agree as follows:
1.Retirement and Termination of Employment.
(a)    Retirement and Separation. The Company shall employ and Executive agrees to continue to be employed and serve as the Company’s CEO from the date hereof until the first to occur of: (i) the date on which another individual commences employment as the Company’s CEO (or such later date as may be reasonably requested by the Company) (the “Replacement Date”), (ii) such other date as may be mutually agreed to by the Executive and the Company, or (iii) the date on which the Executive’s employment is terminated by the Company for Cause (the first to occur of such dates, the “Separation Date”).
(b)    Continued Employment. Executive shall be paid his regular base salary at the rate as in effect on the date hereof and shall continue to be eligible for all employee benefits for which he is eligible on the date hereof (other than grants of equity compensation) through the

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Separation Date. During the period from the date hereof until the Separation Date, Executive shall continue to perform his normal duties consistent with his role as CEO.
(c)    Definitions. For the purposes of this Agreement,
(i)    “Cause” shall mean (A) Executive’s willful misconduct, which, in the good faith judgment of the Board, has caused or is reasonably expected to result in material injury to the business performance or business reputation of the Company, (B) Executive’s willful failure to perform his material duties and responsibilities to the Company, (C) knowing breach of Executive’s material obligations under this Agreement or any of the Company’s material written policies or procedures, including, but not limited to, the Company’s Global Legal Compliance and Business Ethics Manual and its written policies and procedures regarding sexual harassment, computer access and insider trading, (D) Executive’s or commission of an act of fraud or embezzlement, (E) Executive’s breach of any fiduciary duty owed to the Company, (F) Executive’s conviction of, or plea of guilty or nolo contendere to, (x) any felony or (y) with respect to his employment, any misdemeanor that is materially injurious to the Company, in each case (A) through (E), as determined by the Board, after a reasonable and good faith investigation, which determination shall be conclusive; provided, however, that Cause shall not exist under any of the events listed in (A) through (E) of this Agreement unless the Company gives written notice to Executive where such notice describes with particularity the alleged acts at issue and has given Executive the opportunity to be heard at a meeting of the Board, with or without counsel, and the Board provides Executive with a summary of its findings.
(ii)    “Good Reason” shall mean (A) the Company requiring Executive to be based at an office other than the Company’s headquarters in Getzville, New York, except for required travel on the Company’s business to an extent consistent with his current business travel obligations, or (B) a material breach by the Company of its obligations under Section 1; provided that Executive must give the Company notice within thirty (30) days of the occurrence of an event constituting Good Reason and the Company shall have at least thirty (30) days to cure any such event, prior to Executive being able to terminate for Good Reason.
(d)    Legal Fee Expense Reimbursement. The Company agrees to reimburse Executive up to $6,000 (six thousand dollars) for reasonable professional fees (attorneys’ and accountants’ fees) incurred in reviewing and negotiating the terms of this Agreement. Such reimbursement shall be made as soon as practical following presentment of a statement of fees and expenses so incurred and in accordance with the Company’s normal expense reimbursement policies, but no later than December 31, 2017.
2.    Post-Separation Date Compensation. Provided the Separation Date is not as a result of Executive’s employment being terminated for Cause or Executive’s resignation or retirement prior to the Replacement Date, and that Executive complies with all terms of this Agreement, including but not limited to executing and not revoking the Second Release (as defined below) and compliance with the Covenants, in addition to his Accrued Benefits (as defined in Section

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3 below), and subject to Section 3(c), the Company will provide Executive with the following compensation and benefits.
(a)    Salary Continuation. The Company will continue to pay Executive the amount of his base salary as in effect on the Separation Date through June 30, 2018.
(b)    Bonus Compensation. Executive will remain eligible for an award under the Company’s Annual Incentive Plan based on the Company’s performance for fiscal 2017, payable upon the same terms as all other participants in the Annual Incentive Plan. The Company will also pay Executive $730,000 at the same time as awards are payable to employees under the Company’s Annual Incentive Plan for fiscal 2018, but no later than December 31, 2018.
(c)    Equity Awards. For purposes of the Company’s 2006 Long Term Incentive Plan, 2010 Long Term Incentive Plan and 2016 Long Term Incentive Plan (the “Equity Plans”) and all outstanding stock options, restricted stock, restricted stock units (RSUs) and performance restricted stock unit (PSU) awards under the Equity Plans on the Separation Date, Executive will be treated as if he satisfied all conditions for “Retirement” (as defined in the Equity Plans) on the Separation Date, meaning that:
(i)    All stock options will remain exercisable until the earlier of (A) the option’s expiration date without regard to termination of employment, or (B) five years from the Separation Date;
(ii)    All options will continue to vest in accordance with the applicable vesting schedule as if Executive remained employed;
(iii)    All PSUs will remain outstanding and Executive will be entitled to payment of the PSUs based on the actual performance achieved and payable as if Executive had remained employed with the Company; and
(iv)    All RSUs and shares of restricted stock will vest in full on his Separation Date.
(d)    COBRA Subsidy. Following the Separation Date, each month the Company will reimburse Executive until the earlier of (i) June 30, 2018, or (ii) the date Executive and his eligible dependents become eligible for coverage under another employer’s group health plan (whether as a dependent or as the insured), for the difference between what Executive is required to pay for continuation coverage under the Company’s group health plan under COBRA and the amount he would pay as an active employee.
(e)    Pension Bridge. On the first payroll of the Company following June 30, 2018 the Company shall pay Executive in a lump sum the difference between (i) the present value of the pension benefit Executive under the terms of the Columbus McKinnon Corporation Monthly Retirement Benefit Plan (the “Pension Plan”) calculated if he had remained employed, continued to earn credited service and receive his base salary through June 30, 2018, and (ii) the lump sum present value of Executive’s pension benefit under the Pension Plan determined as of the Separation

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Date, being calculated by the Company’s actuary applying the following assumptions: (A) the discount rate and mortality assumptions that the Company uses for determining pension liabilities for financial reporting purposes for the period ending March 31, 2018, and (ii) that both pension benefits would commence on July 1, 2018.
3.    Termination for Cause or Resignation Prior to the Replacement Date, and Effects of Death and Reemployment.
(a)    Termination for Cause or Resignation other than Good Reason. Should Executive’s employment be terminated for Cause, or Executive resigns other than for Good Reason prior to the Replacement Date, then Executive will be entitled to receive: (i) any portion of Executive’s base salary through his termination of employment not theretofore paid, (ii) any unreimbursed business expenses owed pursuant to applicable Company policy as in effect from time to time, (iii) any accrued but unused vacation pay owed to Executive pursuant to applicable Company policy as in effect from time to time, and (iv) any amounts arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements in which the Executive participated as of immediately prior to his termination of employment, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively the “Accrued Benefits”) and the Company will have no further obligations under this Agreement or to provide the compensation or benefits described in Section 2. Executive, however, will remain obligated to fulfill and be subject to all requirements of this Agreement (including but not limited to compliance with the Covenants (as defined below)).
(b)    Death. Should Executive’s employment be terminated by reason of death prior to the Replacement Date, or in the event of Executive’s death prior to payment of all compensation due to Executive under Sections 2(a) through 2(e) of this Agreement, then subject to Executive’s spouse signing the Second Release any remaining compensation and benefits payable under Section 2 shall be paid to and inure to the benefit of his spouse, if any, or if none as required by laws of succession or intestacy.
(c)    Reemployment. If prior to June 30, 2018 Executive commences active employment (either as an employee or a consultant) with another employer in a senior management capacity, then as of such date of employment (i) the Company’s obligations to provide any further compensation under Sections 2(a), (b) or (d) of this Agreement will cease, (ii) Executive’s right to continue vesting in the options and PSUs will cease and any unvested options and PSUs will be forfeited, and (iii) any vested options will be exercisable in accordance with their terms, but without regard to the application of the provisions of Section 2(c).
4.    Withholding. All payments required to be made by the Company hereunder to the Executive will be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.
5.    Releases.
(a)    Executive, on behalf of himself and his personal and legal representatives, heirs, devisees, executors, successors, and assigns, hereby acknowledges full and complete

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satisfaction of, and fully and forever waives, releases, acquits, and discharges and covenants not to sue the Company, its subsidiaries, affiliates, officers, directors, employees, and agents (the “Releasees”) from any and all claims, causes of action, grievances, demands, rights, liabilities, damages of any kind, obligations, costs, expenses, and debts, of every kind and nature whatsoever, whether based on statute, tort, contract, common law, or other theory of recovery, whether known or unknown, suspected or unsuspected, or fixed or contingent (collectively, “Claims”), which Executive holds or at any time previously held against any of the Releasees, through the date he signs this Agreement. This General Release specifically includes, but is not limited to, any and all Claims:
(i)    Arising under, based upon, or in any way related to Executive’s employment with Releasees, the terms or conditions of Executive’s employment with Releasees, incidents occurring during Executive’s employment with Releasees, or the decision to terminate Executive’s employment with Releasees; and/or
(ii)    Arising under, based upon, or in any way related to Title VII of the Civil Rights Act of 1964, as amended, The Civil Rights Act of 1991, 42 U.S.C. §1981, The Americans With Disabilities Act, The Family and Medical Leave Act, The Rehabilitation Act, The Employee Retirement Income Security Act (excepting claims for vested benefits, if any, to which Executive is legally entitled thereunder), The Age Discrimination in Employment Act, The Older Workers’ Benefit Protection Act, the Human Rights Laws of the State of New York, and any other federal, state, county, or local common law, statute, rule, ordinance, decision, order, policy, or regulation (i) prohibiting employment discrimination, harassment and/or retaliation, (ii) providing for the payment of wages or benefits, (iii) or otherwise creating rights or claims for employees, including but not limited to, any and all claims alleging breach of public policy, the implied obligation of good faith and fair dealing, or any express, implied, oral or written contract, handbook, manual, policy statement or employment practice, or claims alleging misrepresentation, defamation, libel, slander, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, false imprisonment, assault, battery, fraud, negligence, or wrongful discharge.
(iii)    Notwithstanding anything contained herein to the contrary, the foregoing will not constitute a release of (A) any right to Accrued Benefits through the date hereof; (B) any right to indemnification under any applicable Directors and Officers insurance policy or the operating agreement of ASP or any Releasee, as may be applicable; and (C) claims that cannot be released as a matter of law.
(b)    For the avoidance of doubt, nothing in this Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that Executive may not disclose information of the Company or any of its affiliates that is protected by

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the attorney-client privilege, except as otherwise required by law. If Executive participates in any claim for discrimination, harassment, interference with leave rights, or retaliation he hereby waives his right to secure any monetary awards or damages. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that he has made such reports or disclosures.
(c)    The payments and benefits to the Executive pursuant to Section 2 of this Agreement are contingent upon Executive executing and delivering to the Company on the first business day following the Separation Date, a release of claims in substantially the same form attached hereto as Exhibit A (the “Second Release”) and the Executive not revoking the Second Release.
6.    Covenants. The Company’s obligations under this Agreement are conditioned upon Executive complying with all covenants contained in Section 5 and Sections 6(a)-6(f) (the “Covenants”) and should Executive violate any of the Covenants, the Company will have no further obligations under this Agreement. For the avoidance of doubt upon breach of the Covenants, Executive will immediately forfeit all options that have not yet been exercised (whether or not previously vested), will have no further right to exercise any options, and all RSUs (to the extent not previously vested) and all PSUs will be immediately forfeited and cancelled.
(a)    Non-Competition. Executive agrees that until December 31, 2018, he will not (i) be employed or engaged as a contractor, employee, director, manager, officer, trustee, consultant or advisor or otherwise provide services or advice to or on behalf of or participate in the management or control of, (ii) have an economic or other interest in, directly or indirectly, as owner, partner, participant of a joint venture, trustee, proprietor, stockholder, member, capital investor, lender or similar capacity (other than equity interests in publicly held companies in which Executive owns less than a 1% voting interest), or (iii) lend his name or reputation to be used in connection with, or otherwise participate in or make available his skill, knowledge or experience to be used in connection with, a business (or division, group, or other portion of a business) which is engaged in, or that competes with, in each case, any aspect of the Business in the Restricted Territory. For this purpose the “Business” means the design, manufacture, marketing and sales of (i) material handling systems and services, hoists, actuators, cranes and lifting and rigging tools, (ii) power and motion control systems and solutions for industrial cranes and hoists, including AC and DC drive systems, radio remote controls, push button pendant stations, brakes and collision avoidance and power delivery systems, (iii) motion control and power systems and solutions for elevators, and (iv) digital drive motion control systems for sub-surface mining equipment. The “Restricted Territory” means anywhere in the United States, Canada, China, Brazil, Panama, Mexico, South Africa and each country in Europe, North Africa, the Middle East and the Asia-Pacific in which the Company and its subsidiaries designs, manufactures or sells its products.
(b)    Non-Solicitation. Executive agrees that until December 31, 2018, he will not, directly or indirectly, either for himself or on behalf of any other person, firm, corporation or other entity, (i) recruit or otherwise solicit, encourage or induce any employee, client, or customer of the Company or any of its subsidiaries (the “Company Parties”) to terminate such person or entity’s employment or other arrangement with the Company Parties, or otherwise to change such

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person or entity’s relationship with the Company Parties, (ii) hire or offer to employ or retain or offer to retain as a consultant or advisor or in any other capacity (or cause or influence any other person or entity to hire or offer to employ or retain or offer to retain as a consultant or advisor or in any other capacity) any person who was employed by the Company in a similar capacity as such person is employed by the Company in a manner which would deprive the Company of the services of such person, or (iii) cause or seek to cause any client or customer of the Company Parties to become a client or customer of any business or activity that competes with the Business.
(c)    Confidential Information. In connection with Executive’s employment by the Company, the Company has provided and continues to provide Executive with, and/or Executive has developed and has access to during the scope of his employment, certain confidential and/or proprietary information developed by or regarding the Company Parties and/or used in (or useful to) the Business and one or more Company Parties, in written or unwritten format, in electronic form or otherwise, including, but not limited to, all or any portion of the following: (i) files, records, data, forms, manuals, reports, letters, memorandum documents and work papers; (ii) strategic planning related matters; (iii) information regarding the abilities and expertise of any Company Party and its advisors; (iv) research, designs and development pertaining to services, operations and the business of any Company Party; (v) strategic data, development plans, business plans, future plans and potential strategies, including, tax and estate planning strategies; (vi) trade secrets, recipes, know-how, computer software (including programs, applications, models and manuals); (vii) tax returns and other filings with federal, state and local tax authorities; and (viii) documents and filings relating to litigation and arbitration matters (“Confidential Information”). Confidential Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by Executive or its representatives in violation of this Agreement. Executive agrees that Confidential Information will be used solely in connection with, and in the scope of, Executive’s employment by the Company, and will be kept strictly confidential. Executive shall not disclose any Confidential Information to any person or entity in any manner whatsoever, except (A) to the extent that disclosure of such information is required by law (and then, in accordance with the terms of this Section 6(d)), (B) as required in connection with the scope of the Executive’s employment by the Company, (C) to employees, representatives and advisors of the Company who need to know such information for the purposes of their employment with or representation of the Company, it being agreed that such persons receiving such information agree to be bound by covenants substantially similar to this Section 6(d). In the event that Executive is required by law to disclose any Confidential Information, Executive will provide the Company with prompt written notice of such requirement, to the extent not prohibited by law, and will cooperate with the Company, at the Company’s expense, to obtain an appropriate protective order, minimize the required disclosure and obtain reasonable assurance that the Confidential Information will be accorded confidential treatment. All Confidential Information is and shall remain the exclusive property of the Company Parties. At the Company’s written request, Executive shall return or destroy all Confidential Information, including, without limitation, all documents and materials, whether in printed or electronic form, that contain Confidential Information (including those prepared by or for Executive). Executive shall certify in writing, at the Company’s written request, that Executive has destroyed all material of any type or format containing or reflecting any Confidential Information, and will not retain any copies, extracts or other reproductions, in whole or in part, of such material except as is required by law. The destruction of any such material shall not relieve

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Executive of its confidentiality obligations under this Agreement. Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation for reporting a suspected violation of law, then Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
(d)    No Disparagement/Communications.  Executive will not disparage the Company, its subsidiaries and affiliates as well as their directors or officers. The Company’s current officers and members of its current Board of Directors will not, at any time following the date of this Agreement, disparage the Executive. Nothing in this Section will be construed to limit the ability of Executive or the Company’s officers or members of its Board of Directors to give truthful testimony pursuant to valid legal process, including but not limited to, a subpoena, court order or a government investigative matter.
(e)    Return of Company Property. On or prior to the Separation Date, Executive will return all of the Company’s property. Such property includes, but is not limited to, the original and any copies of any Confidential Information or trade secrets, PDAs, keys, pass cards, building identity cards, mobile telephones, tablet devices, laptop computers, corporate credit cards, customer lists, files, brochures, documents or computer disks or printouts, equipment and any other item relating to the Company and its business. Notwithstanding the foregoing, Executive may retain his Company-issued laptop and tablet with the understanding that all Company-related information will be deleted from such devices.
(f)    Cooperation. Following the Separation Date through June 30, 2018, at the request of the Company, the Executive agrees to cooperate to the fullest extent possible with respect to matters involving the Company about which the Executive has or may have personal knowledge, including any such matters which may arise after the Separation Date. The Company will reimburse Executive for any out of pocket expenses incurred as a result of such cooperation.
(g)    Injunctive Relief. It is recognized and acknowledged by Executive that a breach of one or more of the Covenants contained in Sections 6(a), 6(b) or 6(c) will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach shall be inadequate. Accordingly, Executive agrees that in the event of a breach or threatened breach of any of the Covenants contained in Sections 6(a), 6(b) or 6(c), in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to seek injunctive relief and specific performance to prevent or prohibit such breach. Executive agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.
7.    Resignations. Effective as of the Separation Date, unless otherwise requested by the Company in writing, Executive will, automatically and without further action on his part or any

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other person or entity, resign from all offices, boards of directors (or similar governing bodies), committees of such boards of directors (or similar governing bodies) and committees of the Company, its subsidiaries and affiliates. In addition, and without limiting the effectiveness of the resignations in the immediately preceding sentence, on the Separation Date, Executive will execute and deliver to the Company an omnibus resignation and any such further documents and instruments as may be reasonably necessary or appropriate to carry out the intent of this Section 7.
8.    Non-Reliance. The Executive represents to the Company and the Company represents to the Executive that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement, or otherwise. The Executive (a) has reviewed with his own advisors the tax and legal consequences of entering into and the payments under this Agreement, (b) is relying solely on such advisors and not on any statements or representations of the Company, its agents or advisors, and (c) understands that he (and not the Company) shall be responsible for his own tax liability that may arise as a result of entering into and the payments under this Agreement, other than the Company's liability with respect to any required tax withholdings thereon.
9.    Assignability. The rights and benefits under this Agreement are personal to the Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of the Executive upon death. The Company may assign this Agreement to any parent, affiliate or subsidiary and shall require any entity which at any time becomes a successor whether by merger, purchase, or otherwise acquires all or substantially all of the assets, stock or business of the Company, to expressly assume this Agreement.
10.    Maximum Payment Limit. If any payment or benefit due under this Agreement, together with all other payments and benefits that Executive receives or is entitled to receive from the Company or any of its subsidiaries, Affiliates or related entities, would (if paid or provided) constitute an excess parachute payment for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts otherwise payable and benefits otherwise due under this Agreement will either (i) be delivered in full, or (ii) be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the excise tax imposed under Section 4999 of the Code. In the event that the payments and/or benefits are to be reduced pursuant to this Section 9, such payments and benefits shall be reduced such that the reduction of cash compensation to be provided to the Executive as a result of this Section 10 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. All determinations required to be made under this Section 10 shall be made by the Company’s independent public accounting firm, or by another advisor mutually agreed to by the parties, which

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shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a payment or benefit subject to this Section 10, or such earlier time as is requested by the Company.
11.    Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any Company policy, law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such Company policy, law, government regulation or stock exchange listing requirement.
12.    Section 409A.
(a)    Exempt Payments. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
(b)    Separation from Service and Specified Employee Delay. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”). Additionally, notwithstanding anything in this Agreement to or any other agreement providing compensatory payments to Executive to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, any payment of compensation or benefits to which Executive is entitled under this Agreement or any other compensatory plan or agreement that is considered nonqualified deferred compensation under Section 409A payable as a result of Executive’s Separation from Service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A until the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement or any other compensatory plan or agreement shall be paid as otherwise provided herein or therein.
(c)    Non-Specified Employee Payment Date. To the extent Executive is not a “specified employee”, and any compensation payable under Section 2(a) or (d) is considered nonqualified deferred compensation under Section 409A, then notwithstanding anything in Section 2 to the contrary the compensation payable under Section 2(a) and (d) shall not shall not commence, until the sixtieth (60th) day following Executive’s Separation from Service. Any lump sum payment or installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall

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be paid to Executive on the sixtieth (60th) day following his Separation from Service and any remaining installment payments shall be made as provided in this Agreement.
(d)    Installments. Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, , each such installment payment will at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
13.    Entire Agreement. The Executive acknowledges and agrees that this Agreement, together with the Exhibits hereto and the other documents, Company plans and Company policies referred to herein, constitute the entire agreement and understanding between the parties and supersedes any prior agreements, written or oral, with respect to the subject matter hereof, including the termination of the Executive’s employment after the effective date of this Agreement and all amounts to which the Executive shall be entitled, other than as specifically provided in this Agreement.
14.    Severability/Reasonable Alteration. In the event that any part or provision of this Agreement shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable part or provision had not been included therein. Further, in the event that any part or provision hereof shall be declared to exceed the maximum time period, scope or activity restriction that is reasonable and enforceable, then the parties expressly authorize and consent that part or provision be modeled and amended so that it may be enforced to the maximum extent permitted by law.
15.    No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company.
16.    Applicable Law, Venue and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles, rules or statutes of any jurisdiction. The parties irrevocably agree that all actions to enforce an arbitrator’s decision pursuant to Section 17 of this Agreement or to pursue injunctive relief as provided in Section 6(g) may be instituted and litigated in federal, state or local courts sitting in New York, New York and each of such parties hereby consents to the jurisdiction and venue of such court, waives any objection based on forum non conveniens and any right to a jury trial as set forth in Section 18 of this Agreement.
17.    Arbitration of Claims. Except as provided in Section 6(g), all disputes or controversies arising under or in connection with this Agreement, shall be settled exclusively by arbitration, conducted before a single neutral arbitrator in New York, New York in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect, in accordance with this Section 17, except as otherwise prohibited by any non-waivable provision of applicable law or regulation. Discovery shall be conducted in accordance with the New York Civil Practice Law and Rules, except that each party

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shall have the right to propound no more than 15 special interrogatories and requests for admission, and to take the deposition of one individual and any expert witness designated by another party. Additional discovery may be had only where the arbitrator selected pursuant to this Agreement so orders, upon a showing of need. This Agreement includes and Executive agrees to waive any constitutional or other right to assert claims as a plaintiff or class member in any purported class or representative proceeding, unless otherwise prohibited by law. The parties hereby agree that the arbitrator shall construe, interpret and enforce this Agreement in accordance with its express terms, and otherwise in accordance with the governing law as set forth in Section 16. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Agreement and Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Unless the parties otherwise agree, only individuals who are on the AAA register of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and enforceable by any court of competent jurisdiction. The Company shall pay all administrative fees, and the fees and expenses of the arbitrator, to the extent that such fees and expenses exceed the amount that Executive would have incurred to file a claim in court. In the event action is brought pursuant to this Section 17, the arbitrator shall have authority to award fees and costs to the prevailing party, in accordance with applicable law. If in the opinion of the arbitrator there is no prevailing party, then each party shall pay its own attorney’s fees and expenses. EXECUTIVE ALSO ACKNOWLEDGES THAT HE HAS BEEN GIVEN ADEQUATE TIME TO CONSIDER THIS AGREEMENT AND THE AAA RULES AND PROVISIONS REGARDING ARBITRATION OF CLAIMS AND HAVE HAD THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH HIS PRIVATE LEGAL COUNSEL.
18.    Waiver of Jury Trial. EACH OF EXECUTIVE AND THE COMPANY HEREBY WAIVES, RELEASES AND RELINQUISHES ANY AND ALL RIGHTS HE/IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS ARISING DIRECTLY OR INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR ACTION TO REMEDY ANY BREACH OR ALLEGED BREACH HEREOF, TO ENFORCE ANY TERM HEREOF, OR IN CONNECTION WITH ANY RIGHT, BENEFIT OR OBLIGATION ACCORDED OR IMPOSED BY THIS AGREEMENT.
19.    Acknowledgements and Effective Date. Executive acknowledges that he has been given at least twenty-one (21) days to consider this Agreement and that he has seven (7) days following execution of this Agreement which to revoke it. This Agreement will become effective on the eighth day after signing, as long as Executive has not revoked the Agreement. If Executive revokes this Agreement, then the Company shall have no obligations under this Agreement.
20.    Counterparts and Electronic Signatures. This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall

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constitute one and the same instrument; signed copies of this Agreement may be delivered by .pdf, .jpeg or fax and will be accepted as an original.
21.    Amendment/Waiver. This Agreement may not be modified without the express written consent of the parties hereto. Any failure by any party to enforce any of its rights and privileges under this Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein.
[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Retirement Agreement as of the date and year first set forth above.

COLUMBUS MCKINNON CORPORATION By: /S/ Stephen Rabinowitz, Director Stephen Rabinowitz, Director
EXECUTIVE /s/ Timothy T. Tevens Timothy T. Tevens

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Exhibit A
GENERAL RELEASE OF ALL CLAIMS

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